                                                                 EXHIBIT 23.1(a)



KPMG Peat Marwick LLP
2001 M Street, N. W.
Washington, D. C.  20036



The Board of Directors and Shareholders
Suburban Bancshares, Inc.:

We consent to incorporation by reference in the registration statement No. 33-35558 Post Effective Amendment No. 1 on Form S-8 of Suburban Bancshares, Inc. and subsidiaries of our report dated February 11, 1994, relating to the statements of operations, changes in shareholders' equity, and cash flows of Suburban Bancshares, Inc. and subsidiaries for the year ended December 31, 1993, which report is incorporated by reference in the December 31, 1995 annual report on Form 10-K of Suburban Bancshares, Inc.


       /s/

KPMG Peak Marwick LLP




Washington, D. C.
March 21, 1996